Exhibit 10.1

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Amended and Restated Non-Employee Director Compensation Policy (this “Policy”) of Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), is to provide a total compensation package that enables the Corporation to attract and retain, on a long-term basis, high caliber directors who are not employees or officers of the Corporation or its subsidiaries. This Policy, which supersedes and replaces the Corporation’s prior Non-Employee Director Compensation Policy, is effective as of April 29, 2015 (the “Effective Date”).

Cash Compensation

In furtherance of this purpose, all non-employee directors shall be paid cash compensation for services provided to the Corporation (in lieu of meeting fees) as set forth below.

Annual Retainer
Board
Chairman of the Board	$90,000
Other Directors	$45,000
Audit Committee
Committee Chair	$35,000
Committee Members	$10,000
Compensation Committee
Committee Chair	$35,000
Committee Members	$8,000
Nominating and Corporate Governance Committee
Committee Chair	$30,000
Committee Members	$5,000

Annual retainers will be paid quarterly, in arrears, or, on a pro-rata basis, upon the earlier resignation or removal of the non-employee director. Amounts owing to non-employee directors as annual retainers shall be annualized, meaning that annual retainers for non-employee directors who join the Board of Directors during the calendar year will have their retainers prorated based on the number of calendar days served by such director in the year.

Stock Options

Non-employee directors shall also be eligible to participate in the Corporation’s stock option plans as set forth in this Policy. Following the Effective Date, each person who is appointed or first elected to the Board of Directors as a non-employee director will, without any further action required to be taken by the Board of Directors or the Compensation Committee, be granted, on the effective date of his or her appointment or election date, as the case may be, an initial option (the “Initial Director Option Grant”) to purchase that number of shares of the Corporation’s common stock equal to the then applicable Initial Grant Share Number, as defined in this paragraph. The Initial Grant Share Number for 2015 and any subsequent year shall be determined by the Compensation Committee at the time of a non-employee director’s appointment to the Board of Directors, and shall equal the approximate market 50th percentile value for initial equity grants to independent board members within the Corporation’s peer group based upon benchmarking provided to the Compensation Committee by its compensation consultant and using the Black-Scholes Adjusted Stock Price, as defined below.

For so long as a non-employee director remains on the Board of Directors, the non-employee director will, without any further action required to be taken by the Board of Directors or the Compensation Committee, be granted, on the first business day after the Annual Meeting of Stockholders for such year, an additional option (the “Annual Director Option Grant” to purchase that number of shares of the Corporation’s common stock equal to the then applicable Annual Grant Share Number, as defined in this paragraph, provided that a non-employee director will not be entitled to an Annual Director Option Grant for the year in which he or she receives an Initial Director Option Grant. The “Annual Grant Share Number” shall equal the approximate market 50th percentile value for annual equity grants to independent board members within the Corporation’s peer group based upon benchmarking provided to the Compensation Committee by its compensation consultant and using the Black-Scholes Adjusted Stock Price. The Annual Grant Share Number for 2015 will be 18,000 shares, and shall be determined for any subsequent year by the Compensation Committee in April of such year. The Annual Director Option Grant and the Initial Director Option Grant are referred to collectively in this Policy as the “Director Option Grants”.

The “Black-Scholes Adjusted Stock Price”, as used in this Policy, shall mean the average of the closing prices of the Corporation’s common stock over the 30 days ending on (and including) the business day immediately preceding the date on which the Compensation Committee takes action to approve the calculation of the applicable Director Option Grant (the “30-day Period”) multiplied by a Black-Scholes value determined by the Corporation’s management for the Corporation’s stock options based on the average of the closing prices of the Corporation’s common stock over the 30-day Period.

For so long as a non-employee director remains on the Board of Directors, the Initial Director Option Grants shall vest one-third (1/3) on each one-year anniversary of the date of grant, and the Annual Director Option Grants shall vest in full on the one-year anniversary of the date of grant. Director Option Grants become immediately exercisable upon the death, disability or retirement of a director or upon a change in control of the Corporation. In addition, directors will have three years following cessation of service as a director to exercise the options (to the extent vested at the date of such cessation), provided that the director has not been removed for cause. The exercise price of each Director Option Grant will be the closing price of the Corporation’s common stock on the date of grant of the option. All Director Option Grants will be granted under, and in accordance with the terms and conditions of, the Corporation’s 2010 Stock Option and Incentive Plan and a stock option agreement between the Corporation and the non-employee director.

The foregoing compensation will be in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the Board of Directors.

The Compensation Committee will review this Policy on an annual basis.

ADOPTED BY THE BOARD OF DIRECTORS: April 29, 2015